Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Verticalnet, Inc.:

We consent to the use of our report dated February 3, 2006, except as to Notes 2, 7, and 9, which are as of March 31, 2006, with respect to the consolidated balance sheets of Verticalnet, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, cash flows, shareholders’ equity, and comprehensive loss for each of the years in the three-year period ended December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

September 8, 2006